Exhibit 99.1

2941 Fairview Park Drive Suite 100 Falls Church, VA 22042-4513 www.generaldynamics.com	News

March 8, 2012

Contact: Kendell Pease

Tel: 703 876 3093

kpease@gd.com

General Dynamics Board Elects Novakovic to be President and Chief Operating Officer

FALLS CHURCH, Va. – General Dynamics (NYSE: GD) announced today that its board of directors has elected Phebe N. Novakovic, 54, to be the corporation’s president and chief operating officer reporting to Jay L. Johnson, chairman and chief executive officer. The appointment is effective May 2, 2012.

In announcing the board’s action Johnson said, “The board and I are pleased to promote Phebe to fulfill these new responsibilities. She has performed well in her role as executive vice president of Marine Systems and previously as senior vice president of planning and development, and is more than ready to assume a larger role in the corporation.

“I look forward to working with her as General Dynamics continues to demonstrate its leadership in delivering innovative, high-performing products and services to our customers,” Johnson said. “As president and chief operating officer, Phebe will assist me with the oversight and management of the company’s business groups as well as its headquarters operations.”

Novakovic became an executive vice president of General Dynamics in May 2010. She is responsible for the Marine Systems group, which includes three companies: Bath Iron Works, Electric Boat and NASSCO. Novakovic had been senior vice president – Planning and Development since July 2005, where she was responsible for government relations, communications, international, investor relations and strategic planning. She also has served as vice president – Strategic Planning, a position to which she was appointed in October 2002.

Novakovic said, “I am honored that the board has entrusted me with this new position. I look forward to serving with Jay as General Dynamics continues to provide value to our shareholders and our customers.”

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General Dynamics, headquartered in Falls Church, Va., employs approximately 95,100 people worldwide. The company is a market leader in business aviation; land and expeditionary combat systems, armaments and munitions; shipbuilding and marine systems; and information systems and technologies. More information about the company is available on the Internet at www.generaldynamics.com.

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